EXHIBIT 10.1

AMENDED AND RESTATED
DELAWARE INVESTMENTS U.S., INC.
INCENTIVE COMPENSATION PLAN
Effective November 5, 2007

1.         Purpose.  The purpose of this Amended and Restated Delaware Investments U.S., Inc. Incentive Compensation Plan (the “Plan”), which was formerly known as the “Delaware Investments U.S., Inc. Stock Option Plan,” is to assist Delaware Management Holdings, Inc., a Delaware corporation (the “Corporation”), and its subsidiaries in attracting, retaining, and rewarding high-quality executives, investment professionals, employees, and other persons who provide services to the Corporation and/or its subsidiaries, enabling such persons to acquire or increase a proprietary interest in the Corporation in order to strengthen the mutuality of interests between such persons and the Corporation’s stockholders, and providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of shareholder value.  This Plan amends, restates, succeeds and replaces the DIUS Stock Option Plan, originally effective January 1, 2001.

2.         Definitions.  For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof:

(a)         “Award” means any Option, SAR (including Limited SAR), Restricted Stock or Restricted Stock Unit, including Stock issuable pursuant to the foregoing, together with any other right or interest granted to a Participant under the Plan.

(b)         “Beneficiary” means the person, persons, trust or trusts who or which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Corporation to receive the benefits specified under the Plan upon such Participant’s death or to which Awards are transferred if and to the extent permitted under Section 8(b) hereof.  If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(c)         “Change of Control” means (i) with respect to Lincoln, a change of control of Lincoln within the meaning of the Lincoln National Corporation Executive Severance Benefit Plan, and (ii) with respect to DIUS or the Corporation (as the case may be), the consummation of (a) a transaction after which neither Lincoln (or any successor corporation to Lincoln following a merger of Lincoln with another corporation, which merger is not a Change of Control of Lincoln) nor any of its subsidiaries continues to be the beneficial owner of more than 50% of the combined voting power of the then outstanding securities of DIUS, or the Corporation (as the case may be) or (b) the sale or transfer of all or substantially all of DIUS’s, or the Corporation’s (as the case may be), business or assets to an entity other than Lincoln (or any successor corporation to Lincoln following a merger of Lincoln with another corporation, which merger is not a Change of Control of Lincoln) or one of its subsidiaries.

(d)         “Change of Control Price” means an amount in cash equal to the higher of (i) the amount of cash and fair market value of property that is the highest price per share paid (including extraordinary dividends) in any transaction triggering the Change of Control or any liquidation of shares following a sale of substantially all assets of the Corporation, or (ii) the Fair Market Value per share determined as of a Valuation Date occurring at any time during the 60-day period preceding and 60-day period following the Change of Control.

(e)         “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(f)         “Committee” means the Compensation Committee of the Board of Directors of Lincoln.

(g)          “DIUS” means Delaware Investments U.S., Inc.

(h)         “Effective Date” means November 5, 2007.

(i)                 “Eligible Person” means each Executive Officer and other officers and employees of the Corporation or of any subsidiary, including employees, agents and brokers who may also be directors of the Corporation.  An employee on leave of absence may be considered as still in the employ of the Corporation or a subsidiary for purposes of eligibility for participation in the Plan.

(j)         “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(k)         “Executive Officer” means an executive officer of the Corporation as defined under the Exchange Act.

(l)         “Fair Market Value” means the fair market value of Stock as determined by the outside appraiser(s), who is (are) selected by the President of the Corporation with the approval of the Chief Financial Officer of Lincoln and who is (are) not the outside auditor for the Corporation or for Lincoln, applying the principles set forth in Appendix A.

(m)                 “Incentive Stock Option” or “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Code Section 422 or any successor provision thereto.

(n)         “Lincoln” means Lincoln National Corporation.

(o)         “Option” means a right, granted to a Participant under Section 6(b) hereof, to purchase Stock at a specified price during specified time periods.

(p)         “Participant” means an Eligible Person who has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.

(q)         “Restricted Stock” means Stock granted to a Participant under Section 6(d) hereof.

(r)         “Restricted Stock Unit” or “RSU” means a right to receive Stock, cash or a combination thereof, granted to a Participant under Section 6(e) hereof.

(s)         “Stock” means the common stock of DIUS, and such other securities as may be substituted (or resubstituted) for Stock pursuant to Section 8(c) hereof.

(t)         “Stock Appreciation Right” or “SAR” means a right granted to a Participant pursuant to Section 6(c) hereof.

(u)                 “Valuation Date” means any date as of which the Fair Market Value of Stock is determined.  Unless the Committee reasonably concludes that no purpose under the Plan would be served by determining Fair Market Value as of such a date, (1) each March 31, June 30, September 30 and each December 31, (2) any date on which a Change of Control occurs, and (3) any other date as the Committee in its sole discretion may determine is appropriate for the proper administration of the Plan will be a Valuation Date.

3.         Administration.

(a)         Authority of the Committee.  The Plan shall be administered by the Committee. The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to interpret the provisions of the Plan, select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions (including, but not limited to, any Stock ownership requirements that may be a condition of an Award), and all other matters relating to, Awards, prescribe Award agreements (which need not be identical for each Participant), adopt, amend and rescind rules and regulations for the administration of the Plan, construe and interpret the Plan and Award agreements and correct defects and ambiguities, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan.

(b)         Manner of Exercise of Committee Authority.  Any action of the Committee shall be final, conclusive and binding on all persons, including the Corporation, its subsidiaries, Participants, Beneficiaries, transferees under Section 8(b) hereof or other persons claiming rights from or through a Participant, and stockholders.  The Committee shall exercise its authority only by a majority vote of its members at a meeting or without a meeting by a writing signed by a majority of its members.  The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.  The Committee may delegate to officers or managers of the Corporation or any subsidiary, or committees thereof, the authority, subject to such terms as the Committee shall determine, to grant Awards under the Plan or perform administrative functions to the extent permitted under applicable law.  The Committee may appoint agents to assist it in administering the Plan.

(c)         Limitation of Liability.  The Committee and each member thereof shall be entitled, in good faith, to rely or act upon any report or other information furnished to it, him or her by any Executive Officer, other officer or employee of the Corporation or a subsidiary, the Corporation’s independent auditors, consultants or any other agents assisting in the administration of the Plan.  Members of the Committee and any officer or employee of the Corporation or a subsidiary acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Corporation with respect to any such action or determination.

4.         Stock Subject to Plan.

(a)         Overall Number of Shares Available for Delivery.  Subject to adjustment as provided in Section 8(c) hereof, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be 2,500,000; provided, however, that the total number of shares of Stock with respect to which ISOs may be granted shall not exceed 1,000,000.  Any shares of Stock delivered under the Plan shall consist of authorized shares.

(b)         Application of Limitation to Grants of Awards.  No Award may be granted if the number of shares of Stock to be delivered in connection with such Award or, in the case of an Award measured solely by the increase in value of shares of stock settleable only in cash (such as cash-only SARs), the number of shares to which the Award relates, exceeds the number of shares of Stock remaining available under the Plan minus the number of shares of Stock issuable in settlement of or relating to then-outstanding Awards.  The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.

(c)         Availability of Shares Not Delivered under Awards.  Shares of Stock subject to an Award under the Plan (i) which Award is canceled, expired, forfeited, settled in cash or otherwise terminated without a delivery of shares to the Participant, including the number of shares surrendered in payment of any taxes relating to any Award, or (ii) which shares are repurchased by the Corporation pursuant to Section 4(d), 4(e) or 7(b) hereof will again be available for Awards under the Plan, except that if any such shares could not again be available for Awards to a particular Participant under any applicable law or regulation, such shares shall be available exclusively for Awards to Participants who are not subject to such limitation.

(d)         Call Feature.  Upon or after a Participant’s (or Stock holder’s) termination of employment with the Corporation and all its affiliates, the Corporation or DIUS may call all shares of Stock held by the Participant (or Stock holder).  In addition, the Committee may, in its sole discretion, require the Corporation or DIUS to call shares of Stock.  Subject to the following sentence, called shares of Stock will be reacquired by the Corporation or DIUS as soon as practicable after the call for an amount per share equal to (1) the Fair Market Value of a share as of the Valuation Date immediately preceding the date of the call if the call occurs before the expiration of the period after the Valuation Date during which the shares may be put to the Corporation or DIUS (in accordance with Section 4(e) below), or (2) the Fair Market Value of a share as of the Valuation Date following the date of the call if the call occurs after the expiration of the period after the preceding Valuation Date during which the shares may be put to the Corporation or DIUS (in accordance with Section 4(e) below).  However, in the case of an outstanding share acquired as the result of the exercise of an Option occurring prior to November 8, 2006, the Corporation or DIUS will pay to such Stock holder the Fair Market Value of such share determined as of the immediately preceding Valuation Date, less $11.31.  In the case of an outstanding share acquired as the result of the exercise of an Option occurring after November 8, 2006 but prior to November 5, 2007, the Corporation or DIUS will pay to such Stock holder the Fair Market Value of such share determined as of the immediately preceding Valuation Date, plus $7.57.

Notwithstanding the foregoing, (1) shares that have been held for six months or less as of the date of a call will not be called as of that date, but will be called on the date as of which the Stock holder has held the shares for six months and one day for an amount equal to the amount determined in accordance with the preceding paragraph, and (2) the Corporation or DIUS may, in the sole discretion of the Committee, delay calling shares held by a Stock holder for less than one year until the day after the first anniversary of the date on which the Stock holder acquired such shares, in which case the shares will be reacquired by the Corporation or DIUS for an amount determined in accordance with the preceding paragraph.  Shares called other than in connection with termination of employment will be called from each holder of Stock in proportion to the holder’s total Stock holdings.

(e)         Put Option.  An individual who has acquired shares upon the exercise of an Option or otherwise pursuant to the grant or settlement of an Award and has held those shares for more than six months may put the shares back to the Corporation (or, if directed by the Corporation, to DIUS), Shares may be put to the Corporation (or, if directed by the Corporation, to DIUS) only during the 15-day period beginning on the date on which valuation results are communicated to Stock holders, and the Corporation (or, if directed by the Corporation, DIUS) will pay to the Stock holder the Fair Market Value determined as of the immediately preceding Valuation Date.  Notwithstanding the foregoing, the length of the put period beginning on the date on which valuation results are communicated to Stock holders may be modified by the Committee or the Corporation provided that the change in put period does not represent a material and adverse change affecting the Stock holders.  Further, the President of the Corporation may, in his or her complete discretion, announce additional terms and conditions (including, but not limited to Stock ownership requirements, which additional terms and conditions may be outside of a Participant’s original Award documentation) that must be met before a Participant can exercise the put option.  In addition, in the case of an outstanding share acquired as the result of the exercise of an Option occurring prior to November 8, 2006, the Corporation or DIUS will pay to such Stock holder the Fair Market Value of such share determined as of the immediately preceding Valuation Date, less $11.31.  In the case of an outstanding share acquired as the result of the exercise of an Option occurring after November 8, 2006 and prior to November 5, 2007, the Corporation or DIUS will pay to such Stock holder the Fair Market Value of such share determined as of the immediately preceding Valuation Date, plus $7.57.

At the Corporation’s sole discretion, the amount the Corporation is required to pay pursuant to the preceding sentence may be paid in (i) cash, (ii) a promissory note (in substantially the form of the note attached hereto as Appendix B) that requires payment over a period not to exceed five years with interest each year at a rate equal to the rate paid on Treasury notes of similar term and similar subordination plus the increment over that rate paid on borrowings of similar term and similar subordination by Lincoln with such note to be guaranteed by Lincoln (with a guaranty in substantially the form of the agreement attached hereto as Appendix C), (iii) freely tradable shares of common stock of Lincoln having a market value on the date of transfer to the employee equal to the amount payable to the employee, or (iv) any combination of (i) and (ii) or (i) and (iii).

5.         Eligibility.  Awards may be granted under the Plan only to Eligible Persons.

6.         Terms of Awards.

(a)         General.  Awards may be granted on the terms and conditions set forth in this Section 6.  In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 8(e) and the provisos therein), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment by the Participant, terms permitting a Participant to make elections relating to his or her Award and such other terms (including, but not limited to, Stock ownership requirements) that are a condition of an Award.  The Committee shall (subject to Section 8(e) and the provisos therein) retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan.  Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of Delaware law, no consideration other than services may be required for the grant (but not the exercise) of any Award.

(b)         Options.  The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i)         Exercise Price.  The exercise price per share of Stock purchasable under an Option shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option.

(ii)         Time and Method of Exercise.  The Committee shall determine, at the date of grant or thereafter, the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on completion of future service requirements), the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, including, without limitation, cash, Stock (including Stock acquired in connection with the exercise of an Option) or through a cashless exercise procedure, and the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants.

(iii)                 ISOs.  The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Code Section 422.  Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to ISOs shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Code Section 422, unless the Participant has first requested the change that will result in such disqualification.

(iv)                 Term of Options.  The term of each Option shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option exceed a period of ten years (or such shorter term as may be required in respect of an ISO under Code Section 422).

(c)         Stock Appreciation Rights.  The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(i)         Right to Payment.  A SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee.  The grant price of a SAR shall not be less than the Fair Market Value of a share of Stock on the date of grant of such SAR.

(ii)         Other Terms.  The Committee shall determine, at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including, without limitation, based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which any Stock payable will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR.  Limited SARs that may only be exercised in connection with a Change of Control or other events as specified by the Committee may be granted on such terms, not inconsistent with this Section 6(c), as the Committee may determine.  SARs and Limited SARs may be either freestanding or in tandem with other Awards.

(d)         Restricted Stock.  The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i)         Grant and Restrictions.  Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including, without limitation, based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter.  Except to the extent restricted under any Award agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee or President as provided herein). During the restricted period applicable to the Restricted Stock, subject to Section 8(b) below, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

(ii)         Forfeiture.  Except as otherwise determined by the Committee, upon termination of employment during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited; provided that the Committee may, in its discretion, in any individual case provide for waiver in whole or in part of restrictions or forfeiture conditions relating to Restricted Stock.

(iii)                 Certificates for Stock.  Restricted Stock granted under the Plan may be uncertificated and shall be evidenced in such manner as the Committee or the Corporation shall determine.  If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that DIUS retain physical possession of the certificates, and that the Participant deliver a stock power to DIUS, endorsed in blank, relating to the Restricted Stock.

(iv)                 Dividends and Splits.  As a condition to the grant of an Award of Restricted Stock, the Committee may require that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock or applied to the purchase of additional Awards under the Plan.  Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e)         Restricted Stock Units (“RSUs”).  The Committee is authorized to grant RSUs to Participants on the following terms and conditions:

(i)         Grant and Restrictions.  The Committee shall determine the number of RSUs to be awarded to a Participant pursuant to an Award.  RSUs shall be settled in Stock only.  RSUs shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times and under such circumstances (including based on achievement of performance goals and/or future service requirements), in installments or otherwise, as the Committee may determine at the date of grant or thereafter.  A Participant who is granted RSUs shall not have any of the rights of a shareholder, including the right to vote Stock or the right to receive dividends thereon prior to any actual issuance of Stock in settlement of the RSUs.  During the restricted period applicable to the RSUs, subject to Section 8(b) below, RSUs may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

(ii)         Forfeiture.  Except as otherwise determined by the Committee, upon termination of employment during the applicable restriction period, RSUs that are at that time subject to restrictions shall be forfeited; provided that the Committee may, in its discretion, in any individual case provide for waiver in whole or in part of restrictions or forfeiture conditions relating to RSU.

(iii)         Certificates for Stock.  RSUs shall always be settled in Stock.  Shares of such Stock may be uncertificated and shall be evidenced in such manner as the Committee or the Corporation shall determine.

(f)         Cancellation and Rescission of Awards.  Unless the Award agreement specifies otherwise, the Committee may cancel any outstanding Award at any time, and the Corporation shall have the additional rights set forth in Section 6(f)(iv) below, if the Participant is not in compliance with all applicable provisions of the Award agreement and the Plan including the following conditions:

(i)  A Participant shall not render services for any organization or engage directly or indirectly in any business which, in the judgment of the President of the Corporation or other senior officer designated by the Committee, is or becomes competitive with the Corporation.  For Participants whose employment has terminated, the judgment of the President or other senior officer designated by the Committee shall be based on the Participant’s position and responsibilities while employed by the Corporation, the Participant’s post-employment responsibilities and position with the other organization or business, the extent of past, current and potential competition or conflict between the Corporation and the other organization or business, the effect on the Corporation’s shareholders, customers, suppliers and competitors of the Participant assuming the post-employment position and such other considerations as are deemed relevant given the applicable facts and circumstances.  A Participant shall be free, however, to purchase as an investment or otherwise, stock or other securities of such organization or business so long as they are listed upon a recognized securities exchange or traded over-the-counter, and such investment does not represent a greater than five percent equity interest in the organization or business.

(ii)  A Participant shall not, without prior written authorization from the Corporation, disclose to anyone outside the Corporation, or use in other than the Corporation’s business, any confidential information or material relating to the business of the Corporation that is acquired by the Participant either during or after employment with the Corporation.

(iii)  A Participant shall disclose promptly and assign to the Corporation all right, title, and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Corporation, relating in any manner to the actual or anticipated business, research or development work of the Corporation and shall do anything reasonably necessary to enable the Corporation to secure a patent where appropriate in the United States and in foreign countries.

(iv)  Upon exercise, settlement, payment or delivery pursuant to an Award, the Participant shall certify on a form acceptable to the Committee that he or she is in compliance with the terms and conditions of the Plan.  Failure to comply with the provisions of this Section 6(f) prior to, or during the six months after, any exercise, payment or delivery pursuant to an Award shall cause such exercise, payment or delivery to be rescinded. The Corporation shall notify the Participant in writing of any such rescission within two years after such exercise, payment or delivery; provided, however, that the Corporation may, in its discretion, in any individual case provide for waiver in whole or in part of compliance with the provisions of this Section 6(f).  Within ten days after receiving such a notice from the Corporation, the Participant shall pay to the Corporation the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery pursuant to an Award.  Such payment shall be made either in cash or by returning to the Corporation the number of shares of Stock that the Participant received in connection with the rescinded exercise, payment or delivery.  In the case of any Participant whose employment is terminated by the Corporation and its subsidiaries without “cause” (as defined in the Award agreement), however, a failure of the Participant to comply with the provisions of Section 6(f)(i) after such termination of employment shall not in itself cause rescission or require repayment with respect to any Award exercised, paid or delivered before such termination.

7.        Change of Control.  Unless otherwise provided in the Award agreement:

(a)  In the event of a Change of Control of Lincoln, (i) any Award of an Option or SAR carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested as of the time of the Change of Control of Lincoln and shall remain exercisable and vested for the balance of the stated term of such Award without regard to any termination of employment by the Participant, subject only to applicable restrictions set forth in Section 8(a) hereof and (ii) any restrictions and forfeiture conditions applicable to any RSU or Restricted Stock granted under the Plan shall lapse and such Award shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 8(a) hereof, provided that a Change of Control shall not accelerate payment of any such fully vested Award that is subject to Code Section 409A unless such Change of Control also qualifies as a "change in control event" as described under Code Section 409A(a)(2)(A)(v).

(b)  In the event of a Change of Control of the Corporation or DIUS that occurs within one year after shares are called in accordance with the provisions of Section 4(d) from an individual other than an individual from whom the shares are called as a result of the individual’s termination of employment, the individual will receive a payment equal to the excess, if any, of the Change of Control Price over the amount paid for a share of Stock pursuant to the call, multiplied by the number of shares called from the individual. In the event that a Change of Control of DIUS occurs in connection with a Change of Control of the Corporation in which the Change of Control Price is set in a manner that does not indicate a specific Change of Control Price for DIUS, such an individual will receive a payment equal to the excess, if any, of the Fair Market Value of the Stock as determined on the most recent Valuation Date on or before the Change in Control of DIUS over the amount paid for a share of stock pursuant to the call, multiplied by the number of shares called from the individual.  Any such payment under this Section shall be paid in a lump sum as soon as practicable after the Change of Control, but in no event later than thirty (30) days after the Change of Control.

8.         General Provisions.

(a)         Compliance with Legal and Other Requirements.  The Corporation may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Corporation may in the future be listed or quoted, or compliance with any other obligation of the Corporation, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.  The foregoing notwithstanding, in connection with a Change of Control, the Corporation shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change of Control.

(b)         Limits on Transferability; Beneficiaries.  No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Corporation or a subsidiary), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more Beneficiaries or other transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Option, but only if and to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award agreement (subject to any terms and conditions which the Committee may impose thereon).  A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c)         Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, forward or reverse split, reorganization, merger, acquisition, consolidation, spin-off, combination, repurchase, share exchange, liquidation, non-reciprocal inter-company transaction, dissolution or other similar corporate transaction or event (including a material change in intercompany pricing methodologies) affects the Stock such that an adjustment to outstanding Awards or the number of shares of Stock held by a Participant or Stock holder is required to preserve (or prevent enlargement of) the benefits or potential benefits intended at the time of grant, then in such manner as the Committee deems equitable, an appropriate adjustment must be made to any or all of (i) the number and kind of shares of Stock (or other securities substituted for Stock as the Committee determines) held by a Participant or Stock holder, (ii) the number and kind of shares of Stock (or other securities substituted for Stock as the Committee determines) which may be delivered in connection with Awards granted thereafter, (iii) the number and kind of shares of Stock (or other securities substituted for Stock as the Committee determines) subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, grant price or purchase price relating to any Award and/or the Committee shall make provision for payment of cash or other property in respect of any outstanding Award.  In determining the appropriate adjustment to be made, the Committee may take into account such factors as it deems appropriate, including (x) the restrictions of applicable law, (y) the potential tax consequences of an adjustment and (z) the possibility that some Participants might receive an adjustment or a distribution of some other benefit that is unintended, and in light of certain factors or circumstances may make adjustments that are not uniform or proportionate among outstanding Awards, modify vesting dates, defer the delivery shares of Stock or make other equitable adjustments.  Any such adjustments shall also apply to Stock held by a Participant or Stock holder that was acquired pursuant to the exercise, payment, settlement or vesting of an Award.  Any such adjustments to outstanding Awards or the number of shares of Stock held by a Participant or Stock holder will be effected in a manner that precludes enlargement of rights and benefits under such Awards and will be made in a manner that will not be treated under Code Section 409A as the grant of a new Option or SAR.  Adjustments, if any, and any determinations or interpretations, including any determination of whether a distribution is other than a normal cash dividend, made by the Committee shall be conclusive and binding.  In addition, the Committee is authorized (subject to Section 8(e) and the provisos therein) to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Corporation, any subsidiary or any business unit, or the financial statements of the Corporation or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Corporation, any subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant.

(d)         Taxes.  The Corporation and any affiliate is authorized to withhold from any payment to a Participant amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Corporation and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.  This authority shall include authority to withhold or receive Stock held more or less than six months, or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations (not to exceed the minimum statutorily required tax withholding), either on a mandatory or elective basis in the discretion of the Committee.

(e)         Changes to the Plan and Awards.  The Board, or the Committee acting pursuant to such authority as may be delegated to it by the Board, may amend, alter, suspend, discontinue or terminate the Plan or the Committee’s authority to grant Awards under the Plan, provided that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of a Participant under any previously granted and outstanding Award.  Any adjustment pursuant to Section 8(c) hereof shall not be treated as materially and adversely affecting the rights of a Participant or a Stock holder.  The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award agreement relating thereto, except as otherwise provided in the Plan; provided that, without the consent of an affected Participant, no Committee action may materially and adversely affect the rights of such Participant under such Award. Notwithstanding anything in the Plan to the contrary, if any right under this Plan would cause a transaction to be ineligible for pooling of interest accounting that would, but for the right hereunder, be eligible for such accounting treatment, the Committee may modify or adjust the right so that pooling of interest accounting shall be available, including the substitution of Stock having a Fair Market Value equal to the cash otherwise payable hereunder for the right which caused the transaction to be ineligible for pooling of interest accounting.

(f)         Limitation on Rights Conferred under Plan.  Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Corporation or a subsidiary, (ii) interfering in any way with the right of the Corporation or a subsidiary to terminate any Eligible Person’s or Participant’s employment or service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Corporation (including the right to vote shares of Stock or receive dividends) unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

(g)         Nonexclusivity of the Plan.  The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other compensation and incentive arrangements for employees, agents and brokers of the Corporation and its subsidiaries as it may deem desirable.

(h)         Payments in the Event of Forfeitures; Fractional Shares.  Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration.

(i)         Governing Law.  The validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award agreement shall be determined in accordance with Delaware law, without giving effect to principles of conflicts of laws, and applicable federal law.

(j)  Plan Effective Date.  The Plan was originally adopted by the Board effective as of January 1, 2001, and was amended and restated by the Board effective as of November 5, 2007.

(k)  Code Section 409A.  The Plan shall be operated and administered in such a way that no Participants are subject to adverse tax consequences under Code Section 409A.  Accordingly, no action shall be taken under the Plan that would result in such adverse tax consequences.

APPENDIX A

Market Transaction Approach to Valuation

General

The Market Transaction Approach is a “top down” approach to business valuation which involves valuing a company based on the market valuation of entire companies that have been sold or the prices at which significant interests in companies have been transacted.  Although each business entity may be regarded as a unique income producing enterprise, the fair market values of DIUS can be estimated by computing the multiples of various performance measures using actual transaction prices paid for similar investment management companies.

Application

To estimate the respective fair market values of DIUS, an independent valuation firm will consider three commonly applied valuation benchmarks in the asset management industry: price to assets under management (“AUM”); price to revenues; and, price to earnings before taxes, amortization and depreciation (“EBITDA”).  The sub-advised assets will be valued separately from the advised assets, and the independent valuation firm may, in its judgment, apply different median multiples to the sub-advised assets than used for the advised assets.  In addition, the independent valuation firm may, in its judgment, apply certain non-operating assets and liabilities to adjust the valuation.

For the purposes of the Plan, the independent valuation firm will consistently apply the following weightings to median multiples to arrive at estimates of fair market value for DIUS:

Benchmark	Weighting
Price to AUM	40.0%
Price to Revenue	20.0%
Price to EBITDA	40.0%

Advantages
➢	Over time, semiannual updates of the Market Transaction Database will reflect changes in the valuation multiples paid for investment management companies

➢	Most weight given to valuation benchmarks displaying least variability, mitigating potential of unreasonable estimates of value

➢	Consideration given to all commonly used valuation benchmarks used to price asset management businesses

➢	Use of more than one benchmark multiple reduces volatility from market trends and dilutes impact of pricing anomalies (e.g. recent premia paid by foreign buyers)

➢	No required adjustments for discounts/premia as all information impounded into market data

➢	Adds a degree of certainty and stability to valuation updates

Fair Market Value Determinations in the Event of Certain Business Transactions

A.
In the event of a sale transaction in which any material source of revenues within the business of DIUS is not included in the sale, an appropriate adjustment should be made by the appraiser using a methodology consistent with those used in prior valuations.

B.
In the event of a “Change of Control” of Lincoln, the Fair Market Value of DIUS shall be calculated in a manner that will take into account an allocable portion of any control premium associated with the Change of Control of Lincoln.  The control premium percentage to be used for this purpose will be calculated by comparing the average of the closing price of LNC stock for the 90 day period preceding the announcement of such Change of Control with the actual Change of Control purchase price.  The announcement date to be used will be the date of the initial announcement which precipitates the change of control.  The Change of Control premium percentage so computed will be applied to the Fair Market Value of DIUS for the valuation applicable to the Lincoln Change of Control date.

Committee/Appraiser Coordination

In the event of any corporate transaction or any other event which the appraiser reasonably believes should, in order to provide consistency and fairness, result in an adjustment to the Fair Market Value or in an adjustment to the exercise price, grant price, number of options or shares or other feature of the plan, the appraiser shall consult with and coordinate with the Committee (see Section 8(c) of the Plan) to determine what adjustments are appropriate and that those adjustments are correctly and consistently applied.  Changes to the valuation methodology shall be approved by the Committee.